SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 28, 1999

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware 0-27610 11-2882328

(State or other (Commission (IRS Employer

jurisdiction File No.) Identification Number)

of incorporation)

7840 Montgomery Road, Cincinnati, Ohio 45236

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (513)792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release announcing its third quarter results.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated October 28, 1999

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

/s/Larry P. Rapp

Larry P. Rapp,

Chief Financial Officer

Date: October 29, 1999

COMPANY CONTACTS INVESTOR RELATIONS CONTACTS

LCA-Vision Inc. Lippert/Heilshorn & Associates, Inc.

Stephen N. Joffe, Chairman & CEO Bruce Voss (Bruce@lhai.com)

Larry Rapp, Treasurer & CFO (310) 575-4848

(513) 792-9292 Ruth Abeshaus (Ruth@lhai.com)

(212) 838-3777

Media Relations

Elissa Grabowski (Elissa@lhai.com)

FOR IMMEDIATE RELEASE

LCA-VISION THIRD QUARTER REVENUE UP 77%

Growth Seen in LasikPlus Value-Pricing Model

CINCINNATI (October 28, 1999) - LCA-Vision Inc. (NASDAQ NM: LCAV), a leading U.S. based provider of laser vision correction services, today reported financial results for the 1999 third quarter.

For the three months ended September 30, 1999, LCA-Vision reported net income of $1,411,000, or $0.03 per diluted share, compared with a net loss of $759,000, or a loss of $0.02 per diluted share, in the comparable period last year. Third quarter 1999 laser vision correction revenues increased 77% to $14,882,000, compared with $8,398,000 for the same period last year. Total revenues for the 1999 third quarter were $14,973,000, compared with $9,096,000 for the same period last year.

Net income for the nine months ended September 30, 1999 was $5,388,000, or $0.11 per diluted share, compared with a net loss of $13,995,000, or a loss of $0.38 per diluted share, in the comparable period last year. Laser vision correction revenues for the nine months ended September 30, 1999 were $42,617,000, compared with $23,134,000 for the same period last year, an increase of 84%. Total revenues for the nine months ended September 30, 1999 were $43,570,000, compared with $25,323,000 for the same period in 1998.

"This period marks our fourth consecutive quarter of profitability. We have seen a continued increase in acceptance of laser vision correction surgery and have maintained our financial leverage enabling us to pursue our newly introduced 'value priced' model, LasikPlus. Joining our Baltimore and Annapolis, Maryland centers, additional markets, such as Minneapolis, Minnesota, Columbus, Ohio and all California markets have recently adopted this model, with outstanding initial results," stated Stephen Joffe, chairman and chief executive officer of LCA-Vision.

As previously announced earlier this month, procedure volume at LCA-Vision's Baltimore and Annapolis, centers increased 152% compared with last year's third quarter, and were up 38% compared with the 1999 second quarter. The Company continues to experience additional growth with the expansion of LasikPlus dictated by dramatic increases in incoming call volume and comparable high conversions of inquiries to surgeries. "We are experiencing all the leading

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indicators for a segmented market, where younger consumers with less disposable income are demanding value priced procedures without sacrificing the quality of clinical outcomes or care," continued Mr. Joffe. "While enhanced initial marketing expenditures for LasikPlus are expected to continue to increase for the next two quarters, the positive impact on future earnings will be tremendous and drive additional market dominance."

Also commenting on the quarter, Larry Rapp, Treasurer and Chief Financial Officer stated, "After raising over $37 million in a secondary equity offering this past summer, we have significantly strengthened our balance sheet. We have almost $1.00 per share in cash and marketable securities, net assets of over $67 million, virtually no debt, and all preferred stock has been converted into common shares which has eliminated dividend costs. We continue to generate positive cash flow reinforcing our growing business and expansion plans."

In addition, the Company completed physician enrollment in the National LASIK Network (NLN). This network of ophthalmologists was established subsequent to an agreement with Cole Managed Vision, a division of Cole National Corporation, to offer laser vision correction services to Cole members nationwide. Joffe added, "This relationship will include such managed care organizations as Aetna/U.S. Healthcare, Blue Cross and Blue Shield as well as MetLife, Healthnet and Cigna. We expect to reap the benefits of this program - the first nationwide program of its type - beginning January 2000. This agreement will provide us with the opportunity to access over 50 million managed care lives."

LCA-Vision operates laser vision correction centers in the U.S., Canada and Europe, which are supported by a network of over 2,200 ophthalmologists and optometrists.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

[Tables to Follow]

LCA-VISION INC.

Condensed Consolidated Balance Sheet

September 30, 1999 (unaudited) and

December 31, 1998 (audited)

September 30, 1999	December 31, 1998
Assets
Current assets:
Cash and cash equivalents	$13,227	$ 6,496
Short-term investments	37,299	--
Other	4,017	2,535

Total current assets	54,543	9,031

Property and equipment, net	9,120	9,433
Goodwill, net	8,113	8,304
Other	1,681	4,609

Total assets	$73,457	$31,377

Liabilities and Shareholders' Investment
Current liabilities
Accounts payable	$2,106	$ 2,030
Accrued liabilities and other	2,935	2,637
Debt maturing in one year	653	787

Total current liabilities	5,694	5,454

Long-term debt	481	2,724

Commitments and contingencies

Shareholders' investment	67,282	23,199

Total liabilities and shareholders' investment	$ 73,457	$ 31,377

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LCA-VISION INC.

Condensed Consolidated Statements of Operations

for the Three and Nine Months Ended September 30, 1999 and 1998

(unaudited)

(in thousands, except per share data)

Three Months Ended September 30,	Nine Months Ended September 30,
	1999	1998	1999	1998

Revenues:
Laser refractive surgery	$14,882	$8,398	$42,617	$23,134
Other	91	698	953	2,189

Total revenues	14,973	9,096	43,570	25,323

Operating costs and expenses:
Medical professional and license fees	6,434	3,561	18,635	9,754
Direct costs of services	3,108	2,771	8,396	8,234
General and administrative expenses	3,681	2,748	9,904	7,326
Depreciation and amortization	775	692	2,211	2,815
Restructuring provision	--	--	(150)	10,500

Operating income (loss)	975	(676)	4,574	(13,306)

Equity in earnings (loss) of unconsolidated businesses	(153)	108	264	144
Interest expense	25	108	145	698
Interest income	632	106	908	302
Other income (expense)	4	37	(55)	98

Income (loss) before taxes on income	1,433	(533)	5,546	(13,460)

Taxes on income	10	8	18	145

Net income (loss)	1,423	(541)	5,528	(13,605)

Dividends to preferred shareholders	12	218	140	390

Income (loss) available to common shareholders	$ 1,411	$ (759)	$ 5,388	$ (13,995)

Income (loss) per common share
Basic	$0.03	$(0.02)	$0.12	$(0.38)
Diluted	$0.03	$(0.02)	$0.11	$(0.38)

Weighted average shares used in computation
Basic	51,227	37,163	46,819	36,882
Diluted	54,389	37,163	50,104	36,882

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